Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Announces Technology Transfer and Option Agreement with Gilead
Sciences, Inc. to Utilize DirectSelect™ Technology

Waltham, MA — March 21, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it has signed a technology transfer and option agreement with Gilead Sciences, Inc. Under the agreement, PRAECIS will utilize its proprietary DirectSelect™ technology to identify lead drug candidates for an antiviral target supplied by Gilead. The companies will collaborate to identify lead molecules that have defined activities against the antiviral target. Each company will fund its own resources during the course of the research collaboration. PRAECIS will own any lead molecules identified during the course of the research collaboration. Gilead has an exclusive option to enter into a license agreement for any lead molecules so identified.

Commenting on the collaboration, Kevin F. McLaughlin, President and Chief Executive Officer of PRAECIS, stated, “We are pleased to be working with Gilead against a therapeutic target in which we have strong mutual interest. This is our first collaboration using our DirectSelect™ technology and Gilead, a leader in antiviral research, brings an extensive amount of expertise that should be very beneficial in helping to drive this program.”

William Lee, Ph.D., Senior Vice President of Research of Gilead, stated, “PRAECIS has created a powerful technology for identifying lead structures. We look forward to collaborating with PRAECIS to explore the ability of DirectSelect™ technology to identify novel drug candidates.”

About DirectSelect™ Technology

PRAECIS has developed a chemistry-driven technology, called DirectSelect™, which it believes will facilitate the drug discovery process.  The technology is based upon the creation of multiple, numerically large (107 to >109), encoded libraries of drug-like structures that can be rapidly screened to identify individual structures, or families of structures, with affinity for a macromolecular target.

The premise behind the DirectSelect™ technology is that the odds of identifying hits with higher affinity and enhanced selectivity for a macromolecular target can be improved by increasing the numeric size and “chemical space” interrogated by the target.  In addition, access to multiple, structurally diverse families should improve the likelihood of identifying a lead molecule with a favorable safety profile in vivo.  Combinatorial libraries of small molecules have traditionally been constrained to relatively low numbers (up to tens of thousands) of constituents due to technical limitations associated largely with deconvolution.  PRAECIS has systematically addressed these challenges by focusing its efforts on marrying validated chemistry methods with unique screening and deconvolution steps.

The chemistry approach adopted by PRAECIS is to create libraries that are both rich in numbers of compounds and structural diversity.  PRAECIS has succeeded in constructing multiple libraries that currently aggregate to greater than 5 billion compounds.  PRAECIS’ vision is to continue the diversification of its libraries through the addition of new scaffolds and building blocks.

PRAECIS intends to continue to develop and enhance its DirectSelect™ technology, enter into pharmaceutical partnerships for drug discovery and development utilizing this technology, and utilize the technology to expand its own proprietary development pipeline.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

This news release contains forward-looking statements, including statements regarding the Company’s plans for seeking partnerships relating to, as well as the internal use of, its DirectSelect™ technology.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to continue development of and successfully partner its DirectSelect™ technology, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.